Exhibit 99.1

For Release:	IMMEDIATELY

For further information, contact:	Stephen F. Carman, EVP & CFO (609) 631-6222 or consult “Investor Relations” on YNB’s website: www.ynb.com

YNB REPORTS FIRST QUARTER EARNINGS

Hamilton, NJ ... April 20, 2004... Yardville National Bancorp (NASDAQ:YANB) today announced a 15.6 percent increase in its first quarter 2004 net income over the same period in 2003. For the quarter ended March 31, 2004, YNB’s net income was $3.9 million compared with $3.4 million earned in the first quarter of last year. Earnings per share also increased to $0.36 per diluted share, up 12.5 percent over the $0.32 per diluted share reported in the first quarter of 2003.

Increased interest income and a lower cost of funds resulted in the notable improvement in YNB’s net interest margin, on a tax equivalent basis, to 2.69 percent at the end of the first quarter of 2004, compared to 2.31 percent for the same period in 2003. Excluding securities gains, non-interest income increased 25.8 percent from the comparable quarter in 2003. Improvements in the net interest margin and non-interest income, however, were partially offset by increases in the provision for loan losses and non-interest expenses. YNB’s ongoing expansion entailed significant upfront investments in branches, facilities, personnel, and marketing which contributed to the rise in non-interest expenses. While the full benefit of these expenses is yet to be realized, management believes they are necessary to position YNB for the future.

YNB continued to accumulate significant loan and deposit relationships in the first quarter of 2004. Strong growth in commercial loans resulted in a 27.2 percent rise in total loans to $1.58 billion from $1.25 billion at March 31, 2003 and overall loan quality remains relatively strong. Nonperforming assets increased to $13.3 million from $10.6 million at December 31, 2003, while nonperforming assets as a percent of total assets increased to 0.52 percent at March 31, 2004, compared to 0.44 percent at December 31, 2003. In the three month period ended March 31, 2004, YNB management provided $2.5 million for possible loan losses, primarily due to the strong commercial loan growth experienced in the quarter and a charge off associated with one commercial loan relationship, compared with $600,000 for the same period in 2003. The allowance was 1.15 percent of total loans, covering 136.6 percent of total nonperforming loans at March 31, 2004.

“We have been working hard to increase net interest income and move our net interest margin higher, as reflected in our first quarter results,” said YNB Chief Executive Officer and President Patrick M. Ryan. “Commercial loan growth in the first quarter was significant,” he added, “and our larger core deposit base enabled us to support this additional commercial lending growth at a lower cost. We expect this will further improve our net interest margin, an essential element of YNB’s future success,” Mr. Ryan concluded.

YNB experienced solid deposit growth, as deposits rose 20.6 percent to $1.61 billion at March 31, 2004 from $1.34 billion at the same date a year ago. In growing deposits, YNB experienced ongoing success in bidding for and acquiring surrogates’ deposits. In addition, the Simply Better CheckingSM product that YNB introduced in its northern region last year was rolled out in the Mercer County market for the first time this quarter, and has shown great promise for future deposit growth. Looking ahead, YNB also plans to add several more branches in 2005 which should further accelerate deposit growth.

“We continue to look for opportunities to expand our geographic footprint,” Mr. Ryan noted. “By following our retail strategy and bringing our products and services to a larger audience, we can further enhance shareholder value,” he said.

YNB’s Chief Financial Officer amplified the importance of the margin growth. “We are encouraged by the improvement in our net interest margin in the first quarter,” Stephen F. Carman said, “and we remain optimistic that our net interest margin on a tax-equivalent basis will reach 3.00 percent before the year is out. The commercial loan growth we experienced, a lower cost of funds, and an improving investment portfolio yield have all contributed to our improved financial performance this quarter. With our efficiency ratio now below 60 percent and anticipation of a return to our historically strong credit quality for 2004, we believe we are on the right path for continued net income growth,” he concluded.

YNB’s capital structure to support future growth remains solid. At March 31, 2004, YNB’s Tier 1 and risk-based capital ratios exceeded those required by regulatory guidelines to be considered well-capitalized. Shareholders also continue to be well-rewarded, as February 2004 marked the 41st consecutive quarter that YNB paid a cash dividend.

As of March 31, 2004, YNB had $2.57 billion in assets, with twenty-two branches serving individuals and businesses in Mercer, Hunterdon, Somerset, Burlington and Middlesex Counties in New Jersey, and Bucks County, Pennsylvania. Located in the corridor between New York City and Philadelphia, YNB offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, compliance with laws and regulatory requirements of federal and state agencies, other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management

Yardville National Bancorp
Summary of Financial Information
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2004	2003
Stock Information:
Weighted average shares outstanding:
Basic	10,427	10,397
Diluted	10,800	10,565
Shares outstanding end of period	10,452	10,399
Earnings per share:
Basic	$0.37	$0.32
Diluted	0.36	0.32
Dividends paid per share	0.115	0.115
Book value per share	14.57	14.09
Tangible book value per share	14.39	14.09
Closing price per share	24.70	17.01
Closing price to tangible book value	171.65%	120.72%
Key Ratios:
Return on average assets	0.62%	0.59%
Return on average stockholders’ equity	10.48	9.18
Net interest margin (tax equivalent)	2.69	2.31
Equity-to-assets at period end	5.91	6.40
Tier 1 leverage ratio (1)	7.69	7.77
Asset Quality Data:
Net loan charge-offs	$1,583	$860
Nonperforming assets as a percentage of total assets	0.52%	0.32%
Allowance for loan losses at period end as a percent of:
Total loans	1.15	1.33
Nonperforming loans	136.64	297.11
Nonperforming assets at period end:
Nonperforming loans	$13,292	$5,574
Other real estate	—	1,848

Total nonperforming assets	$13,292	$7,422

(1) Tier 1 leverage ratio is Tier 1 capital to adjusted average assets

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2004	2003
INTEREST INCOME:
Interest and fees on loans	$23,099	$20,054
Interest on deposits with banks	51	7
Interest on securities available for sale	8,165	8,833
Interest on investment securities:
Taxable	43	58
Exempt from Federal income tax	778	631
Interest on Federal funds sold	82	211

Total Interest Income	32,218	29,794

INTEREST EXPENSE:
Interest on savings account deposits	2,568	2,640
Interest on certificates of deposit of $100,000 or more	974	1,058
Interest on other time deposits	3,246	3,853
Interest on borrowed funds	8,874	9,034
Interest on subordinated debentures	810	880

Total Interest Expense	16,472	17,465

Net Interest Income	15,746	12,329
Less provision for loan losses	2,450	600

Net Interest Income After Provision for Loan Losses	13,296	11,729

NON-INTEREST INCOME:
Service charges on deposit accounts	863	547
Securities gains, net	586	151
Income on bank owned life insurance	486	509
Other non-interest income	439	365

Total Non-Interest Income	2,374	1,572

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,832	5,017
Occupancy expense, net	1,090	1,026
Equipment expense	794	690
Other non-interest expense	2,571	1,914

Total Non-Interest Expense	10,287	8,647

Income before income tax expense	5,383	4,654
Income tax expense	1,505	1,298

Net Income	$3,878	$3,356

EARNINGS PER SHARE:
Basic	$0.37	$0.32
Diluted	0.36	0.32

Weighted average shares outstanding:
Basic	10,427	10,397
Diluted	10,800	10,565

Yardville National Bancorp and Subsidiaries
Consolidated Statements of Condition
(Unaudited)

	March 31,		Dec. 31,
(in thousands)	2004	2003	2003
Assets:
Cash and due from banks	$25,498	$31,592	$25,785
Federal funds sold	66,920	74,060	7,370

Cash and Cash Equivalents	92,418	105,652	33,155

Interest bearing deposits with banks	27,161	872	20,552
Securities available for sale	733,517	814,893	798,007
Investment securities	70,784	60,551	68,686
Loans	1,584,939	1,245,661	1,443,355
Less: Allowance for loan losses	(18,162)	(16,561)	(17,295)

Loans, net	1,566,777	1,229,100	1,426,060
Bank premises and equipment, net	11,438	12,118	12,307
Other real estate	—	1,848	—
Bank owned life insurance	43,289	41,340	42,816
Other assets	27,112	23,373	29,610

Total Assets	$2,572,496	$2,289,747	$2,431,193

Liabilities and Stockholders’ Equity:
Deposits
Non-interest bearing	$179,697	$137,836	$163,812
Interest bearing	1,435,151	1,201,266	1,319,997

Total Deposits	1,614,848	1,339,102	1,483,809

Borrowed funds
Securities sold under agreements to repurchase	10,000	10,000	10,000
Federal Home Loan Bank advances	726,000	736,000	726,000
Obligation for Employee Stock Ownership Plan (ESOP)	660	300	755
Other	472	660	1,325

Total Borrowed Funds	737,132	746,960	738,080

Subordinated debentures	47,428	37,118	47,428
Other liabilities	21,043	20,081	18,319

Total Liabilities	$2,420,451	$2,143,261	$2,287,636

Stockholders’ equity:
Common stock: no par value	90,335	89,377	90,079
Surplus	2,205	2,205	2,205
Undivided profits	58,829	52,793	56,152
Treasury stock, at cost	(3,160)	(3,154)	(3,160)
Unallocated ESOP shares	(660)	(300)	(755)
Accumulated other comprehensive income (loss)	4,496	5,565	(964)

Total Stockholders’ Equity	152,045	146,486	143,557

Total Liabilities and Stockholders’ Equity	$2,572,496	$2,289,747	$2,431,193

Financial Summary
Average Balances, Yields and Costs
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2004			March 31, 2003
			Average			Average
	Average		Yield /	Average		Yield /
(in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
INTEREST EARNING ASSETS:
Interest bearing deposits with banks	$20,314	$51	1.00%	$1,395	$7	2.01%
Federal funds sold	33,481	82	0.98	74,602	211	1.13
Securities	847,661	8,986	4.24	901,938	9,522	4.22
Loans (1)	1,502,125	23,099	6.15	1,216,904	20,054	6.59

Total interest earning assets	$2,403,581	$32,218	5.36%	$2,194,839	$29,794	5.43%

NON-INTEREST EARNING ASSETS:
Cash and due from banks	$26,317			$23,590
Allowance for loan losses	(17,656)			(16,480)
Premises and equipment, net	12,250			12,153
Other assets	68,309			62,077

Total non-interest earning assets	89,220			81,340

Total assets	$2,492,801			$2,276,179

INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets, and interest bearing demand	$772,195	$2,568	1.33%	$571,627	$2,640	1.85%
Certificates of deposit of $100,000 or more	151,340	974	2.57	137,659	1,058	3.07
Other time deposits	454,724	3,246	2.86	465,956	3,853	3.31

Total interest bearing deposits	1,378,259	6,788	1.97	1,175,242	7,551	2.57
Borrowed funds	737,624	8,874	4.81	757,238	9,034	4.77
Subordinated debentures	47,428	810	6.83	39,457	880	8.92

Total interest bearing liabilities	$2,163,311	$16,472	3.05%	$1,971,937	$17,465	3.54%

NON-INTEREST BEARING LIABILITIES:
Demand deposits	$163,066			$120,343
Other liabilities	18,395			37,640
Stockholders’ equity	148,029			146,259

Total non-interest bearing liabilities and stockholders’ equity	$329,490			$304,242

Total liabilities and stockholders’ equity	$2,492,801			$2,276,179

Interest rate spread (2)			2.31%			1.89%

Net interest income and margin (3)		$15,746	2.62%		$12,329	2.25%

Net interest income and margin (tax equivalent basis)(4)		$16,156	2.69%		$12,665	2.31%

(1)	Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(2)	The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3)	The net interest margin is equal to net interest income divided by average interest earning assets.

(4)	In order to present pre-tax income and resultant yields on tax exempt investments and loans on a basis comparable to those on taxable investments and loans, a tax equivalent adjustment is made to interest income. The tax equivalent adjustment has been computed using a Federal income tax rate of 35% in 2004 and 34% in 2003 and has the the effect of increasing interest income by $410,000 and $336,000 for the three month periods ended March 31, 2004 and 2003, respectively.